Exhibit 99.1

Press Release

Jupitermedia Announced That it Has Closed a $100 Million Senior Credit

Facility with JPMorgan Chase Bank, N.A.

(New York, NY - December 23, 2005)— Jupitermedia Corporation (Nasdaq: JUPM) today announced that it has closed a $100 million senior credit facility arranged by JPMorgan Securities, Inc. Jupitermedia borrowed $53 million under this credit facility to repay indebtedness under a previous credit facility with JPMorgan, and expects to use the remainder for potential acquisitions.

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM) (www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of original information, images and research for information technology, business and creative professionals. Jupitermedia includes JupiterImages, one of the leading images companies in the world with over 7.0 million images online serving creative professionals with brands like BananaStock, Brand X, FoodPix, Botanica, Nonstock, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, ITStockFree, Photos.com, Ablestock.com, PhotoObjects.net, Clipart.com and Animations.com; and JupiterWeb, the online media division of Jupitermedia which operates four distinct online networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; and Graphics.com for creative professionals. JupiterWeb properties include more than 150 Web sites and over 150 e-mail newsletters that are viewed by nearly 20 million users and generate over 300 million page views monthly. Jupitermedia also includes: JupiterResearch, a leading international research advisory organization specializing in business and technology market research in over 30 business areas and vertical markets.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia’s future revenues, expenses, cash flows and stock price; Jupitermedia’s ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia’s ability to protect its intellectual property; and Jupitermedia’s dependence on a limited number of advertisers. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

CONTACT:

Lisa DiGiacomo

Marketing and Public Relations Associate

212-547-7938

ldigiacomo@jupitermedia.com

All current Jupitermedia Corporation press releases can be found on the World Wide Web at http://www.jupitermedia.com/corporate/press.html